PENNS WOODS BANCORP, INC.
Corporate Headquarters
115 South Main Street
Jersey Shore, PA  17740

Theodore H. Reich
President
and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 1997


To Our Shareholders:

    Notice is hereby given that the Annual Meeting of holders of common stock of Penns Woods Bancorp, Inc., (the "Corporation") will be held at the Williamsport Branch Office of Jersey Shore State Bank (the "Bank"), 300 Market Street, Williamsport, PA 17703-0967, on April 30, 1997, at 12:30 P.M. , for the following purposes:

    1. To elect four (4) Class 2 Directors, to serve for a three-year term that will expire in 2000, and until their successors are elected and qualified.

    2. To ratify the appointment by the Corporation's Board of Directors of Parente, Randolph, Orlando, Carey & Associates of Williamsport, Pennsylvania, Certified Public Accountants, as the independent auditors for the Corporation for the year ending December 31, 1997; and

    3. To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

    Holders of record at the close of business on March 11, 1997, shall be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. At the Annual Meeting, each shareholder is entitled to one vote for each share of common stock, $10.00 par value, of the Corporation registered in the shareholder's name on the record date.

    A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted by (1) giving written notice of revocation to Sonya E. Hartranft, Secretary, Penns Woods Bancorp, Inc., 300 Market Street, PO Box 967, Williamsport, PA 17703-0967, (2) executing a later-dated Proxy and giving written notice thereof to the Secretary of the Corporation or (3) voting in person after giving written notice to the Secretary of the Corporation.

    All Proxies properly executed and not revoked will be voted as specified.

    A copy of the Corporation's Annual Report and Form 10-K for the fiscal year ended December 31, 1996 is being mailed with this Notice. The Annual Report should not be regarded as Proxy solicitation materials.

    You are urged to mark, sign, date and promptly return your Proxy in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional Proxy solicitation.

    You are cordially invited to attend the Annual Meeting. The giving of such Proxy does not affect your right to vote in person at the Annual Meeting, if you give written notice to the Secretary of the Corporation of your intention to vote at the Annual Meeting.

                             By Order of the Board of Directors,


                                         Theodore H. Reich
                                         President and
                                         Chief Executive Officer

Dated:  March 25, 1997

PENNS WOODS BANCORP, INC.

115 South Main Street, Jersey Shore, PA  17740


PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 30, 1997


Introduction, Date, Time and Place of Annual Meeting

    This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of PENNS WOODS BANCORP, INC. (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the "Annual Meeting") of holders of common stock (the "common stock") of the Corporation to be held on April 30, 1997, at 12:30 P.M., at the Williamsport Branch Office of Jersey Shore State Bank (the "Bank"), 300 Market Street, Williamsport, PA 17703-0967, and any adjournment or postponement thereof.

    The main office of the Corporation is located at 115 South Main Street, Jersey Shore, PA 17740. The telephone number is (717)398-2213. All inquiries should be directed to Theodore H. Reich, President of the Corporation, (717)322-1111. The Bank is a wholly owned subsidiary of the Corporation.

Voting Securities

    Holders of record of the common stock, par value $10.00 per share, at the close of business on March 11, 1997, will be entitled to notice of and to vote at the Annual Meeting. On March 11, 1997 there were 1,277,298
shares of common   stock issued and outstanding.  Each share of the common
stock outstanding as of the close of business on March 11, 1997, is entitled to one vote on each matter that comes before the meeting and holders do not have cumulative voting rights with respect to the election of directors.

     Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     Assuming the presence of a quorum, the four nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

    Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders at the Annual Meeting is required for the ratification of the independent auditors. Abstentions and broker non-votes will not constitute or be counted as votes cast and therefore will not count either for or against ratification.

    All Proxies properly executed and not revoked will be voted as specified.

Solicitation

    This Proxy Statement and enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or about March 25,
1997.   Shares represented by the Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted
"FOR" the Class 2 nominees noted,   and "FOR" the ratification of the
appointment of Parente, Randolph, Orlando, Carey & Associates, Certified Public Accountants, as the independent auditors of the Corporation for the year ending December 31, 1997. The execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person if the shareholder gives written notice to the Secretary of the Corporation. The cost of assembling, printing, mailing and soliciting Proxies, and any additional material which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation. In addition to the solicitation of Proxies by use of the mails, directors, officers and employees of the Corporation and\or the Bank may solicit Proxies by telephone, telegraph or personal interview, with nominal expense to the Corporation. The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding Proxy soliciting material to the beneficial owners of shares. Right of Revocation
    A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted (1) by giving written notice of revocation to Sonya E. Hartranft, Secretary, Penns Woods Bancorp, Inc., 300 Market Street, P.O. Box 967, Williamsport, PA 17703-0967, (2) by executing a later-dated Proxy and giving written notice thereof to the Secretary of the Corporation or (3) by voting in person after giving written notice to the Secretary of the Corporation.

Quorum

    Pursuant to the Bylaws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for transaction of business at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL OWNERS      As of March 11, 1997, there were no persons who
owned of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation's Common Stock.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS AND
MANAGEMENT      The following table sets forth as of March 11, 1997,
information regarding the number of shares and percentage of the outstanding shares of Common Stock beneficially owned by each Director, each nominee for Director and each Executive Officer named in the Summary Compensation Table appearing herein, and all Directors and Officers as a group.The following table also sets forth the name, address, principal occupation and certain additional information regarding each Director.

                                        Number
             Principal                  Shares    Percentage
Name and     Occupation         AffiliatBeneficallof
Address (1)  for past   Age     Since (3Owned (4) Class
             Five Years(2)
Phillip H. BoOwner,     63         1989 16,373(J) 1.41%
Turbotville, Central Equipment  (1989)   1,684 (BI)
Class 2 (B)  (Equipment Rental)

Lynn S. BowesFarmer     59         1983 10,741 (I)1.86%
Jersey Shore, PA                (1974)  11,298 (J)
Class 3 (C)                              1,719(BI)

William S. FrOwner,     65         1983 21,838 (I)2.72%
Jersey Shore,Shore Auto Parts, I(1980)   5,857 (J)
Class 3 (C)                              7,042 (BI)

James M. FurePresident &49         1990  1,495 (I).20%
Cogan StationGeneral Manager    (1990)     874(J)
Class 2 (B)  Eastern Wood Products         144(BI)
             (Hardwood Lumber Products)

Allan W. LuggPartner in 68      (1995)   9,571(I) .75%
Flemington, PLaw Firm of Lugg and Lugg
Class 1 (A)

Jay H. McCormPresident a59         1983  7,018 (I).65%
Williamsport,J.H.M. Enterprises,(1974)   1,328(BI)
Class 3 (C)  (Trucking Company)

R. Edward NesVice Presid44      (1995)   1,035(I) .08%
Lock Haven, P Nestlerode Contracting
Class 1 (A)  Co., Inc.

James E. PlumSecretary o54      (1995)  10,944 (I)1.31%
Lock Haven, PBank;                       3,300 (J)
Class 2 (B)  Retired , Former President    540 (BI)
             Lock Haven Savings Bank     1,946 (BI)

Theodore H. RPresident o58         1983 14,766(I) 1.94%
Jersey Shore,Bank & the         (1973)   2,661(J)
Class 2 (B)  Corporation                 1,425(BI)
                                         6,000(BI)

Howard M. ThoDirector an69         1983  1,611 (I)2.27%
Jersey Shore,Chairman of the Boa(1965)   6,400 (J)
Class 1 (A)  C.D. Thompson & Sons, Inc. 20,978 (BI)
             (Meat Packing)
             HR&R Realty Partnership

Ronald A. WalVice Presid50         1986   150 (I) .25%
MontoursvilleSenior Vice President       1389 (J)
             and Loan Officer             150 (BI)
             of the Bank                 1500 (BI)

William F. WiRetired,   70         1983  7,190 (J)56%
Jersey Shore Former Vice Preside(1962)
Class 1(A)   of the Bank

All Executive Officers and
Directors as a Group (D)                  186,737 14.47%
*(I) Individual Ownership   (J) Joint Ownership    (BI) Beneficial Interest

(A) A  Director whose term expires in 1998.
(B) A Nominee for Class 2 Director whose term, if elected at the Annual Meeting, will expire in 2000.
(C) A  Director whose term expires in 1999.
(D) Executive Officers of the Corporation included are Hubert A.
Valencik, Vice President;  Chris B. Ward, Treasurer; and Sonya E.
Hartranft, Secretary.


(1) There is no family relationship, by blood, marriage or adoption between any of the foregoing Directors and any other Executive Officer or Director of the Corporation or its subsidiaries. None of the foregoing Directors or Executive Officers are involved in any legal action that is material to an evaluation of their ability or integrity to act as a Director or Executive Officer.

(2) All Directors, nominees and Executive Officers have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years except Mr. James
E. Plummer who was President of Lock Haven Savings Bank from September 1987 through April 7, 1995.

(3) The date appearing in parenthesis opposite each Director's name in the "Affiliate Since" column represents the year in which each such nominee or Director became a Director of the Bank. Each person listed presently serves as a Director of the Corporation except Mr. Walko, who joined the Bank in 1986.

(4) The foregoing Directors and Executive Officers, as of March 11, 1997, according to the information supplied by them, owned beneficially, directly or indirectly, the number of shares of common stock of the Corporation set opposite their respective names. Beneficial Ownership is determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include, in addition to shares held by the Director, securities owned by or for the benefit of the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 11, 1997. Beneficial ownership may be disclaimed as to certain of the securities.

(5) Mr. Reich also serves as: Director & Vice President - Lycoming Foundation; Director - Norcen Industries, Inc.; Advisory Director - Northcentral Pennsylvania Conservancy; Director - Little League Baseball, Inc.; General Partner - Keystone Realty Associates

                           THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Corporation appointed the following committees for 1996Number of
                                                           Times Met
                                                           During
                                                           1996

AUDIT:        William S. Frazier, Phillip H. Bower, Lynn S.0
             Bowes, Allan W. Lugg William F. Williams, Jr., and James E. Plummer

BUILDING:     Howard M. Thompson, James M. Furey, II, Phill0
             H. Bower Jay H. McCormick, and R. Edward
             Nestlerode, Jr.

             The Bank appointed the following committees for 1996:

AUDIT: Lynn S. Bowes, James M. Furey, II, Allan W. Lu4 and Jay H. Mc Cormick

BUILDING:     Lynn S. Bowes, Howard M. Thompson, Jay H.    1
             McCormick William S. Frazier and R. Edward
             Nestlerode, Jr.

RETIREMENT:  Phillip H. Bower, James E. Plummer, James E.  1
             Furey, II Allan W. Lugg and William F. Williams,
             Jr.

INSURANCE:   R. Edward Nestlerode, Jr., Phillip H. Bower an1
             James E. Plummer

SALARY:       Phillip H. Bower, William S. Frazier, James M2
             Furey, II, Jay H. McCormick, Howard M. Thompson,
             William F. Williams, Jr.,  Lynn S. Bowes,  Allan
             W. Lugg,  R. Edward Nestlerode, Jr. and James E.
             Plummer
ASSET
LIABILITY:   Theodore H. Reich, Jay H. McCormick, William P3
             Young, Hubert A Valencik, Sonya E. Hartranft,
             Ronald A. Walko, R. Edward Nestlerode, Jr. and
             Howard M. Thompson.

    The Board of Directors of the Corporation met nine (9) times during 1996. The Board of Directors of the Bank met twenty-four (24) times during 1996. All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees of which they were members.

    The Board of Directors of the Corporation assumes the role of the nominating committee. In determining its nominees for election to the Board, the Board of Directors will consider nominees recommended by shareholders. Such shareholder recommendations for 1998 shall be made in writing no later than January 1, 1998, addressed to the Corporate Secretary, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, Pennsylvania 17701. Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not later than the close of business on the twentieth day immediately preceding the Annual Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting which does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

PRINCIPAL OFFICERS OF THE CORPORATION

    The following table lists the Executive Officers of the Corporation as
of   March 11, 1997:
                                                  Number of
                        Position and/or Bank      Shares ofYear First
                        Office with the Employee  the      Elected as
Name         Age        Corporation     Since     CorporatiOfficer
Theodore H. R58         President & Chie1970      24,852   1983
                        Executive Officer
Ronald A. Wal50         Vice President  1986      3,189    1987
Hubert A. Val55         Vice President  1984      4,198    1985
Chris B. Ward50         Treasurer       1973      1,960    1983
Sonya E. Hart37         Secretary       1981      1,612    1984


PRINCIPAL OFFICERS OF THE BANK

    The following table lists the Executive Officers of the Bank as of March 11, 1997
                                                  Number of
                        Position and/or Bank      Shares ofYear First
                        Office with the Employee  the      Elected as
Name         Age        Corporation     Since     CorporatiOfficer
Theodore H. R58         President & Chie1970      24,852   1970
                        Executive Officer
Hubert A. Val55         Senior Vice Pres1984      4,198    1984
                          and Operations Officer
Ronald A. Wal50         Senior Vice Pres1986      3,189    1986
                          and Senior Loan Officer
Chris B. Ward50         Vice President  1973      1,960    1973
Sonya E. Hart37         Controller      1981      1,612    1984
G. David Gund48         Vice President  1992      1,496    1992



    Mr. Reich joined the Bank in 1970 as Vice President and Cashier, and was elected President in 1973. On January 7, 1983, he became President of Penns Woods Bancorp, Inc.


                        ELECTION OF DIRECTORS

    The Bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) Directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of the full Board of Directors or by resolution of the shareholders at any annual or special meeting. The Board of Directors has set the number of Directors to be eleven (11). The Bylaws further provide that the Directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2 and Class 3. The Directors of each class serve for a term of three(3) years and until their successors are elected and qualified. The Directors of the Corporation serve as follows:

                Class 1 Directors to serve until 1998.
                                 Allan W. Lugg
                           R. Edward Nestlerode, Jr.
                              Howard M. Thompson
                           William F. Williams, Jr.

Nominees for election as Class 2 Directors whose term expires in 2000:
                               Phillip H. Bower
                              James M. Furey, II
                               James E. Plummer
                               Theodore H. Reich

                Class 3 Directors to serve until 1999:
                                 Lynn S. Bowes
                              William S. Frazier
                               Jay H. McCormick


    It is intended that the Proxies solicited hereunder will be voted FOR (unless otherwise directed) the four (4) nominees listed previously for election asClass 2 Directors. Each nominee has agreed to serve if elected and qualified. The Corporation does not contemplate that any nominee will be unable to serve as a Director for any reason. However, in the event one or more of the nominees should be unable to stand for election, Proxies will be voted for the remaining nominees in accordance with the best judgment of the Proxyholders.


                           EXECUTIVE COMPENSATION

    The following table sets forth the annual compensation for services in all capacities to the Corporation and the Bank for the three years ended December 31, 1996 for those persons who were as of December 31,1996, Named Executives, (i) the Chief Executive officer and (ii) the only other Executive Officer whose total annual salary and bonus exceeded $100,000:


                                            SUMMARY COMPENSATION TABLE
                                ANNUAL COMPENSATIO    Long Term Compensation
                                                  AWARDS            PAYOUTS
(a)          (b)        (c)     (d)     (e)       (f)      (g)      (h)      (i)
                                                           Securities
Name                                    Other     RestricteUnderlying
and                                     Annual    Stock    Options/ LTIP     All Other
Principal               Salary  Bonus   CompensatiAward(s) SAR's    Payouts  Compensation
Position     Year       ($)     ($)     ($)      (($)      (#)      ($)      ($)

Theodore H. R1996       $167,904$50,500 $0        $0       3,000    $0       $5,939
Chief Executi1995       $168,204$25,500 $0        $0       3,000    $0       $5,854
Officer (6)  1994       $167,504$20,500 $0        $0       3,000    $0       $5,852 (4)

Ronald A. Wal1996       $95,420 $12,500 $0        $0       750      $0       $2,158
Vice Presiden1995       $90,012 $8,500  $0        $0       750      $0       $1,970
             1994       $84,760 $500    $0        $0       750      $0       $1,705 (5)

(1) Total includes base salary and directors fees for Mr. Reich and base salary for Mr. Walko. Directors fees paid to Mr. Reich were $7,900, $8,200 and $7,500 in 1996, 1995 and 1994, respectively. A retainer fee of $1,000 is included in the directors fee totals for 1995 and 1996.

(2) The cost of certain perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus.

(3) Indicates number of shares of Common Stock of the Corporation for which options were granted during applicable periods. The options granted in 1994 have been adjusted for the 50% stock dividend issued in July 1995.

(4) Indicates contributions paid in 1996, 1995, and 1994 in the amount of $3,167, $3,082, and $3,080 respectively, by the Bank to the Bank's 401(k) Plan for the benefit of Mr. Reich and life insurance premiums of $2,772 for each year indicated.

(5) Indicates contributions paid by the Bank to the Bank's 401(k) Plan for the benefit of Mr. Walko.

(6) Mr. Reich serves as both President and Chief Executive Officer of the Corporation and the Bank and is a member of the Board of Directors of the Corporation and the Bank.

(7) Mr. Walko serves as Vice President of the Corporation and as Senior Vice President and Senior Loan Officer of the Bank.

                                                        OPTION/SAR GRANTS

    The following table sets forth information concerning grants of stock options to the Named Executives during the fiscal year ended December 31, 1996.

                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)
                                                                    Potential
                                                                    Realizable Value
                                                                    at Assumed
                                                                    Annual Rates of
                                                                    Stock Price
                                                                    Appreciation for
                                 Individual Grants                  Option Term (2)
(a)          (b)        (c)     (d)     (e)       (f)      (g)      (h)      (i)
             Number of  %of
             Securities Total
             Underlying Options/
             Options/   SARs    ExerciseMarket
             SARs       Granted or Base Price at
             Granted    to      Price   Grant     Expiration
Name         (#)        Employee($/Sh)  Date      Date     0% ($)   5% ($)   10% ($)
                        in
                        Fiscal
                        Year
Theodore H.  3,000      58%     $35.00  $41.00    12/13/99 $18,000  $37,388  $58,713
Reich
Ronald A.    750        15%     $35.00  $41.00    12/13/99 $4,500   $9,347   $14,678
Walko

(1)All amounts represent stock options. No SARs or SARs granted in tandem with stock options were granted to the Named Executives during the three years ended December 31, 1996. Options were granted by the Corporation to Mr. Reich and Mr. Walko pursuant to Stock Option Agreements by and
between the Corporation, Mr. Reich and Mr. Walko.   All options granted
under the agreements represent nonqualified stock options. The options are exercisable for a period of three years from the date of the grant. The exercise price of the options is $35.00 per share.

(2) The dollar amounts set forth above are the result of calculations made at the 0%, 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of the Corporation's Common Stock.

       The following table sets forth information concerning the exercise of options to purchase Common Stock by the Named Executives during the fiscal year ended December 31, 1996, as well as the number of securities underlying unexercised options and the potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) as of December 31, 1996.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

(a)          (b)        (c)     (d)               (e)
                                Number of
                                Securities        Value of
                                Underlying        Unexercised
                                Unexercised       In-the-Money
                                Options/SARs      Options/SARs at
             Shares     Value   at FY-End (#)     FY-End ($)
             Acquired onRealizedExercisable/      Exercisable/
Name         Exercise (#($)     Unexercisable (1) Unexercisable (2)
Theodore H. R3,000      59,000  6,000 / 0         45,000 / 0
Ronald A. Wal750        14,750  1,500 / 0         11,250 / 0



(1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 1996 or outstanding at fiscal year-end 1996. Options to acquire 3,000 shares of the Corporations Common Stock were granted to Mr. Reich in 1995 and an option to acquire 3,000 shares was granted in 1996. Options to acquire 750 shares were granted to Mr. Walko in 1995 and an option to acquire 750 shares was granted in 1996. The exercise price of such options was $35.00 per share.

(2) "In-the-money" options are stock options with respect to which the market value of the Corporation's Common Stock exceeded the exercise price at December 31, 1996. The value of such options is determined by subtracting the aggregate exercise price of such options from the aggregate fair market value of the underlying shares of Common Stock on December 31, 1996.

                                 RETIREMENT PLAN

    The Bank has a noncontributory defined benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee's annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment. Annual compensation is based upon the employee's W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers and life insurance coverage that exceeds $50,000. The Bank's funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets are comprised of common stock and U.S. Government and and corporate debt secutities.

    The accrued Normal Retirement Benefit is determined by the following formula:
  1.4% of the average annual compensation up to social security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of the Social Security covered compensation multiplied by the number of years of credited service.
Based on the preceding formula, projected annual retirement benefits for a participant turning age 65 in 1996 are set forth below.

             Final Five Years   Total Projected Years of Service
Average Annual Compensation                                    35
      10,000              2,100   2,800     4,200    4,900
      20,000              4,200   5,600     8,400    9,800
      30,000              6,518   8,691    13,036   15,209
      40,000              9,518  12,691    19,036   22,209
      50,000             12,518  16,691    25,036   29,209
      60,000             15,518  20,691    31,036   36,209
      70,000             18,518  24,691    37,036   43,209
      80,000             21,518  28,691    43,036   50,209
      90,000             24,518  32,691    49,036   57,209
     100,000             27,518  36,691    55,036   64,209
     125,000             35,018  46,691    70,036   81,709
     150,000 *           42,518  56,691    85,036   99,209
     175,000             42,518  56,691    85,036   99,209
     200,000             42,518  56,691    85,036   99,209
     225,000             42,518  56,691    85,036   99,209
     250,000             42,518  56,691    85,036   99,209


* Compensation for the purpose of calculating benefits is limited by the Internal Revenue Code to $150,000.
    Current remuneration covered by the Plan in 1996 for Mr. Reich was $25,758 and for Mr. Walko was $2,313. The estimated annual benefits payable upon retirement at normal retirement age to Theodore H. Reich for
the fiscal year 1996 is $89,595 and to Mr. Walko is $38,290.   As of
December 31, 1996, Mr. Reich was credited with twenty-four years of service and Mr. Walko was credited with nine years of service. The number of Plan Participants in 1996 was 122. Total Plan assets as of December 31, 1996, were $2,137,040.

                               COMPENSATION OF DIRECTORS

   All directors of the Bank receive $300.00 for each meeting of the Board of Directors and $150.00 for each committee meeting of the Board of Directors of the Bank. A $1,000 retainer fee was also paid to each Director of the Corporation during 1996. In addition, directors receive compensation for accompanying an officer on property appraisals at a rate of $20.00 for the first hour and $10.00 for each subsequent hour. The Secretary of the Board of Directors also receives $50.00 for each Board
meeting.   In the aggregate, the Board of Directors received $88,945.25 for all Board of Directors' meetings and committee meetings of the Bank attended. This total also includes the total received for appraisals, the secretarial function and the retainer fee. A portion of these fees were used to fund a deferred compensation plan for Directors who participated
in the plan.     In addition, beginning in May 1995, members of the Jersey
Shore State Bank/Lock Haven Advisory Board received $150.00 per advisory board meeting attended, for a total of $7,800 received.

             BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION

    The Board of Directors of the Corporation is responsible for the management of the affairs of the Corporation and the supervision of its subsidiary, Jersey Shore State Bank. The Board of Directors best serves the interests of its shareholders, customers and the communities served by the Corporation and its subsidiary by engaging persons who have the skills and expertise to implement the strategic goals and objectives of the Corporation in a cost-effective manner.

    The Corporation's philosophy concerning the Bank's compensation program is to offer competitive compensation for each employee based upon their personal performance and contributions to the success of the Corporation.

    The Salary Committee, which is comprised of the ten outside directors listed below, administers the compensation program. The Committee's objective is to establish a compensation policy that will enable the Corporation to attract, retain, motivate and reward executive officers who are critical to the success of the Corporation. The Committee believes that the existing compensation program accomplishes these objectives. The Committee determines annually the compensation of the executive officers, which includes the chief executive officer (the "CEO"), the senior vice presidents, the controller and other vice presidents. The Board of Directors ratifies all actions taken by the Committee as they relate to the compensation of the executive officers.

CEO and Named Executive Compensation

    The Board of Directors determined that the 1996 base compensation for
the CEO, Mr. Theodore H. Reich,   would be $160,004 based upon an
Executive Employment Agreement that was adopted in January 1995.   The
1996 base compensation for Mr. Ronald A. Walko was determined to be $95,420 based upon an Employment Agreement that was adopted in August 1991. The Employment Agreements are described on the following pages.

Executive Officers

    Increases in the compensation of the other executive officers is determined by the Committee based upon, among other things, the following factors: earnings, return on assets, return on equity, total assets, and the quality of the loan portfolio of the Corporation and the Bank. Notwithstanding the foregoing, the Committee's determination is based upon a review of all information that it deems relevant in determining, with respect to each particular executive officer, the compensation to be paid to such officer.

    In addition to base salary, the executive officers of the Corporation and the Bank may participate in the annual and long term incentive plans, including stock options and bonuses that are granted to certain senior executive officers and a 401(k) plan. This plan is available to all qualified Bank employees.

    The compensation opportunities that are available to the Bank's employees are influenced by market conditions, the individual's responsibilities, and the employee's contributions to the success of the Corporation. Employees are reviewed annually on a calendar basis. The Bank attempts to offer compensation that is comparable with that offered by other employers in our industry. The Corporation strives to meet its objectives and strategic goals by providing fair compensation to its employees.

Members of the Salary Committee

Phillip H. Bower        Jay H. McCormick

Lynn S. Bowes           Howard M. Thompson

William S. Frazier      William F. Williams, Jr.

James M. Furey, II      Allan W. Lugg

R. Edward Nestlerode, JrJames E. Plummer

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. William F. Williams, Jr. was a former Vice President of Jersey Shore State Bank who retired in January 1992. Mr. James E. Plummer retired from Jersey Shore State Bank in June 1995. He was the President of Lock Haven Savings Bank until April 1995. They are currently members of the Salary Committee. Mr. Williams has no disclosable relationships or related transactions with the Corporation, the Bank or any other subsidiary. Mr. Plummer has no disclosable relationships or related transactions with the Corporation or any other subsidiary. He is Secretary of the Board of Directors of the Bank.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly dollar change in the cumulative shareholder return on the Corporation'sCommon Stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group Index for the period of five fiscal years commencing January 1, 1992 and ending December 31, 1996. The shareholder return shown on the graph below is not necessarily indicative of future performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Penns Woods Bancorp, Inc. Common Stock, S&P 500 & Peer Group Index (1)


             1991       1992    1993    1994      1995     1996
S & P 500       $100.00 $104.46 $111.83   $110.11  $147.67  $177.60
Peer Group      $100.00 $126.02 $177.33   $204.84  $219.95  $239.53
Penns Woods     $100.00 $118.41 $204.86   $244.68  $286.70  $355.24
Bancorp, Inc.

      1 The Peer Group for which information appears above includes the following companies: ACNB Corporation; CNB Financial Corporation; Citizens and Northern Corporation; Drovers Bancshares Corporation; First West Chester Corporation; Franklin Financial Services Corp.; Hanover Bancorp Inc.; Penn Security Bank and Trust Company; Pennrock Financial Services Corp.; and Sterling Financial Corporation. These companies were selected based on four criteria: total assets between $300 million and $750 million; market capitalization greater than $45 million; headquarters located in Pennsylvania; and are quoted on the NASDAQ stock market. This is the same Peer Group Index as used in year ending December 31, 1995.

                         EXECUTIVE EMPLOYMENT AGREEMENTS

Mr. Theodore H. Reich

       In January 1995, the Corporation and the Bank entered into an Employment Agreement with Theodore H. Reich, Director, President and Chief Executive Officer of the Corporation and the Bank. Under the terms of the Employment Agreement, Mr. Reich will serve as President and Chief Executive Officer of the Corporation. The initial term of the Employment Agreement is three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew. Under the Employment Agreement, the Corporation or the Bank will pay an annual base salary of $160,000 to the executive. This base salary will be reviewed annually by the Board of Directors and will be subject to annual adjustments. In addition, the Board of Directors of the Corporation in its sole discretion provide for the payment of periodic bonuses to the executive. The Employment Agreement also provides for the payment of severence benefits in the event of termination as result of death, disability or without cause as defined in the Employment Agreement by the Corporation or for Good Reason (as defined in the Employment Agreement) by the executive. In the event of the executive's termination as a result of his death, the Corporation or the Bank will make a lump sum payment to his estate in an amount equal to the highest of the base salaries paid to the executive over the three calendar years preceding his termination due to his death but in any event not less than $160,000. In the event of his termination as a result of disability, the Corporation or the Bank will pay to the executive annually an amount equal to his base salary in effect immediately prior to his termination because of a disability for a period of three years beginning on the date of such termination. However, payment of such amount will be reduced by the sum of any benefits payable to the executive under any disability plan of the Corporation or the Bank or under any government regulated plan. In the event of the termination by the executive for Good Reason (as defined in the Employment Agreement) or by the Corporation or the Bank without cause, the executive will receive annually for a period of three years following the date of termination an amount equal to the highest of his base salaries over the three years preceding the date of his termination but in any event not less than $160,000 and an amount equal to the average of the three highest annual base salaries paid to the executive over the five years preceding the date of his termination. The Employment Agreement also requires the Corporation or the Bank to provide certain medical and health benefits to the executive and his spouse following his termination.
    The Employment Agreement also contains a covenant which restricts the ability of the executive to compete with the Corporation for a period of three years following his termination unless such termination was by the executive for Good Reason or by the Corporation or the Bank for other than cause.


Mr. Ronald A. Walko


       In August of 1991, Mr.Walko entered into an employment agreement with Jersey Shore State Bank, pursuant to which Mr. Walko agreed to serve as Senior Vice President of Lending for the Bank. Under the terms of the Employment Agreement, he will receive an annual base salary of $70,000. The term of the Agreement was five years, subject to automatic renewal after each successive five year term. The Agreement was reviewed in 1996.
     Under the current Employment Agreement, increases in compensation will be determined in accordance with the annual performance evaluation. Mr. Walko has the right to terminate this agreement upon 60 days written notice to the Bank if he does not receive an increase in compensation on each annual anniversary date. The bank will also provide at its expense Mr. Walko with an automobile for business purposes, annual membership at the Ross Club or similar organization and all benefits provided to other employees as set forth in the Employee Handbook.
     The Employment Agreement may be terminated by the Bank for cause, as defined in the agreement, whereby the Bank shall pay one-half the salary of Mr. Walko for the period of time between the date of termination and the end of term of the agreement, or the date Mr. Walko commences comparable employment on a full time basis elsewhere, whichever occurs first. If the agreement is terminated by the Bank without cause the Bank shall pay Mr. Walko his full salary for the period of time between the date of termination and the end of the term of the agreement, or the date Mr. Walko commences comparable employment elsewhere on a full time basis, whichever occurs first. If during the term of the agreement Mr.Walko dies or becomes disabled, Mr. Walko or his estate shall be paid an amount equal to six months compensation or the balance due on this contract, whichever is less. If Mr. Walko terminates this agreement because he is reduced to a lessor stature and authority, the Bank shall pay the balance of all sums due under the contract up to the date of termination. If Mr. Walko voluntarily terminates his agreement for reasons other than changes in stature and authority, he shall not work for another banking institution having an office in Lycoming County, Pennsylvania for a one- year period after the date of termination. Severance Agreement
      The  Bank has entered into a severance agreement with Mr. Walko.
Under the terms of the agreement,   if the executive officer's employment
is terminated within two years after a Change in Control of the Company he will be entitled to receive from the Corporation (i) his full compensation and benefits from the Notice of Termination (as defined) until the Date of Termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses earned by him during the five calendar years preceeding the Date of Termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday. The Agreement also provides the executive officer with insurance coverage similar to those in effect immediately prior to the Notice of Termination for a period of twenty-four months, however, these will be reduced to the extent that comparable benefits are received by him from another employer during the corresponding period. In addition to the retirement benefits he is entitled to receive under the Jersey Shore State Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the Date of Termination adjusted for an additional twenty-four months of credited service at his compensation and the actual accrued up to his Date of Termination (in no event will months of age or service credit be accumulated after his 65th birthday)
     During any period following a Change in Control of the Corporation, if employment is terminated by the employer for Disability, or by the employer or the employee by reason of retirement or death, the benefits shall be determined in accordance with the Corporation's programs then in effect. If the employee is terminated by his employer for cause subsequent to a Change in Control or is terminated by the employee for other than Good Reason or retirement, he shall receive full compensation through the date of termination and shall have no further rights under this Agreement thereafter.

This Agreement will be in effect until Mr. Walko attains age 65 or until the Date of Termination, whichever occurs first.


                             CERTAIN TRANSACTIONS

    There have been no material transactions between the Corporation and the Bank, nor any material transactions proposed, with any Director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons. The Corporation and the Bank have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with Directors and Officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.


    Total loans outstanding from the Bank at December 31, 1996 to the Corporation's and the Bank's Officers and Directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $2,014,440 or approximately 7.05% of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

LEGAL PROCEEDINGS

    In the opinion of the management of the Corporation and the Bank, there are no proceedings pending to which the Corporation and the Bank are a party or to which their property is subject, which, if determined adversely to the Corporation and the Bank, would be material in relation to the Corporation's and the Bank's undivided profits or financial condition. There are no proceedings pending other than ordinary, routine litigation incident to the business of the Corporation and the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Bank by the government authorities.
                        RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors of the Corporation has appointed the firm of Parente, Randolph, Orlando, Carey & Associates, certified public accountants (the "Auditors"), of Williamsport, Pennsylvania, as the Corporation's independent auditors for its 1997 fiscal year. Such appointment is being submitted to shareholders for ratification.

    The Auditors served as the Corporation's independent public accountants for the 1996 fiscal year, assisted the Corporation and the Bank with the preparation of their federal and state tax returns and provided assistance in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates. The non-audit services were approved by the Corporation's and the Bank's Board of Directors after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation's and the Bank's Board of Directors that there was no effect on the independence of the Auditors. The Corporation has been advised by the Auditors that none of its members has any financial interest in the Corporation.
    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION FOR THE APPOINTMENT OF PARENTE, RANDOLPH, ORLANDO, CAREY & ASSOCIATES AS THE CORPORATION'S INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment. All proxies will be voted "FOR" ratification appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.


ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act"), requires the Corporation's Officers and directors, and any persons owning ten percent or more of the Corporation's Common Stock, to file in the personal capacities initial statements of ownership, statements of changes in ownership and annual statements of ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such ownership statements are required by SEC regulation to furnish the Corporation with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" be disclosed in Penns Woods' proxy statement. Based solely on the Corporation's review of any copies of such statements received by it, the Corporation believes that during 1996, Lynn S. Bowes and Howard M. Thompson each inadvertently neglected to file on a timely basis, statements in changes of ownership.

                                                ANNUAL REPORT

    A copy of the Corporation's Annual Report and Form 10-K for its fiscal year ended December 31, 1996 is enclosed with this Proxy Statement.
 A representative of Parente, Randoph, Orlando, Carey & Associates, the accounting firm which examined the financial statements in the Annual Report, will attend the Annual Meeting. This representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.
                                   SHAREHOLDER  PROPOSALS

    Securities and Exchange Commission Regulations permit shareholders to submit proposals for consideration at Annual Meetings of Shareholders.
Any such proposals for the Corporation's Annual Meeting of Shareholders to be held in 1998, must be submitted in writing to the President of Penns Woods Bancorp, Inc. at its principal executive office, 300 Market Street, PO Box 967, Williamsport, PA 17703-0967, on or before November 25, 1997, and must comply with applicable regulations of the SEC in order to be included in proxy materials relating to that Meeting.


                                             OTHER MATTERS

    The Board of Directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any other matters properly come before the Meeting, or any adjournments thereof, the holder(s) of any Proxy is (are) authorized to vote thereon at their discretion.

                                    ADDITIONAL INFORMATION

    UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1996, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED, WITHOUT CHARGE, FROM THEODORE H. REICH, PRESIDENT, PENNS WOODS BANCORP, INC.



                        By Order of the Board of Directors




                        Theodore H. Reich
                        President and
                        Chief Executive Officer





Dated:   March 25, 1997

PROXY CARD

PENNS WOODS BANCORP, INC.
PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 1997
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder(s) of Penns Woods Bancorp, Inc., (the "Corporation") hereby constitutes and appoints Ronald A. Walko, Huburt A. Valencik and Sonya E. Hartranft and each or any of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of the Corporation, standing in my (our) names on its books on March 11, 1997, at the Annual Meeting of Shareholders of the Corporation to be held at the Williamsort Branch Office, Jersey Shore State Bank, 300 Market Street, Williamsport, Pennsylvania 17703-0967 on April 30, 1997 at 12:30 p.m., and at any adjournment or postponement therof as follows:

Mark an "X" below to indicate your vote.

1.  ELECTION OF DIRECTORS TO SERVE FOR A THREE-YEAR TERM
  Phillip H. Bower, James M. Furey, II, James E. Plummer, Theodore H. Reich

_______FOR all nominees listed above (except as marked to the contrary)

_______WITHHOLD AUTHORITY to vote for all nominees listed above

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW)

2. Proposal to Ratify the selection of Parente, Randolph, Orlando, Carey & Associates, Certified Public Assountants, of Williamsport, Pennsylvania, as the independent auditors for the Corporation for the year ending December 31, 1997.

_______FOR           _______AGAINST         _______ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement therof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE, FOR PROPOSAL 2 AND IN THE BEST JUDGEMENT OF THE PERSONS NAMED IN THIS PROXY WITH RESPECT TO PROPOSAL 3.

Dated:_________________________________, 1997

_______________________________________

_______________________________________
Signature(s)

Number of Shares Held of Record on March 11, 1997__________________________

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER(S) AND RETURNED PROMPTLY
TO THE CORPORATION IN THE ENCLOSED ENVELOPE. WHEN SIGNING AS ATTORNEY, EXECTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TURSTEE, ALL SHOULD SIGN. IF STOCK IS HELD JOINTLY, EACH OWNER MUST SIGN.